SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)          February 17, 2005

Credit Suisse First Boston (USA), Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer (Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 17, 2005, Credit Suisse Group, our ultimate parent, released its financial results for the three months and year ended December 31, 2004, including the financial results of the Credit Suisse First Boston business unit, of which we are a part.

Credit Suisse Group reported net income of CHF 959 million and CHF 5,628 million, respectively, and the Credit Suisse First Boston business unit reported net income of CHF 332 million and CHF 1,843 million, respectively, for the three months and year ended December 31, 2004.

We have not reported our financial results for the year ended December 31, 2004 and will report these results in connection with the filing of our annual report on Form 10-K.

We expect to report net income of approximately USD 785 million for the year ended December 31, 2004.  We had net income of USD 1.2 billion for the year ended December 31, 2003, which included an after-tax gain of USD 852 million, included in income from discontinued operations, from the sale of our Pershing unit and an after-tax gain of USD 74 million from the sale of our 50% stake in a Japanese online broker in November 2003, offset in part by a USD 130 million after-tax loss relating to the writedown of intangible assets from the high-net-worth business of Credit Suisse Asset Management LLC, which was transferred to us as a capital contribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse First Boston (USA), Inc.

/s/ Paul C. Wirth
Paul C. Wirth
Chief Financial and Accounting Officer

February 18, 2005